UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROVISION, INC.

NOTICE OF 2014 ANNUAL MEETING

June 3, 2014

Dear MicroVision Shareholder:

The Annual Meeting of Shareholders of MicroVision, Inc. (the “Company”), will be held at Courtyard Marriott Bellevue/Redmond, 14615 NE 29th Place, Bellevue, WA 98007 on June 3, 2014 at 9:00 a.m. for the following purposes:

1.	To elect seven directors to serve until the next annual meeting;

2.	To approve an amendment to the 2013 MicroVision, Inc. Incentive Plan;

3.	To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year;

4.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers;

5.	To approve the underwritten offering of common stock and warrants to purchase common stock that the Company completed on March 18, 2014.

6.	To conduct any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement. Please read it carefully before casting your vote.

If you were a shareholder of record on April 9, 2014, you will be entitled to vote on the above matters. A list of shareholders as of the record date will be available for shareholder inspection at the headquarters of the Company, 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, during ordinary business hours, from May 23, 2014 to the date of the Annual Meeting. The list also will be available for inspection at the Annual Meeting.

Important!

Whether or not you plan to attend the Annual Meeting, your vote is very important.

After reading the Proxy Statement, you are encouraged to vote by (1) toll-free telephone call, (2) the Internet or (3) completing, signing and dating the printable proxy card and returning it as soon as possible. If you are voting by telephone or the Internet, please follow the instructions on the proxy card. You may revoke your proxy at any time before it is voted by following the instructions provided below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on June 3, 2014. The proxy materials and the annual report to shareholders are available at http://www.microvision.com/investors/proxy.html.

If you need assistance voting your shares, please call Investor Relations at (425) 882-6629.

The Board of Directors recommends a vote FOR the election of the seven nominees for directors, a vote FOR approval of the proposed amendment to the 2013 MicroVision, Inc. Incentive Plan, a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as “say-on-pay”), a vote FOR the proposal to approve the underwritten offering of common stock and warrants to purchase common stock that we completed on March 18, 2014, and a vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm.

At the meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the meeting and vote your shares in person, even if you previously voted by telephone or the Internet or returned your proxy card. Your proxy (including a proxy granted by telephone or the Internet) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Redmond, Washington, voting again by telephone or Internet, or attending the Annual Meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in MicroVision, Inc.

Sincerely,

David J. Westgor
Secretary

April 21, 2014
Redmond, Washington

MICROVISION, INC.

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

June 3, 2014

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Notice of Internet Availability of Proxy Materials?

A:

We sent you the Notice of Internet Availability of Proxy Materials because the Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting your proxy to vote at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Courtyard Marriott Bellevue/Redmond, 14615 NE 29th Place, Bellevue, WA 98007 on June 3, 2014, at 9:00 a.m.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card. You may also print, complete, sign, and return the proxy card to the address in the instructions.

On April 9, 2014 there were 42,971,079 shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We made this Proxy Statement available on or about April 21, 2014 to all shareholders entitled to vote their shares at the Annual Meeting. All share-related information in this proxy Statement has been adjusted for the 1-for-8 reverse stock split, which became effective February 17, 2012.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. The proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:	If you properly cast your vote by either voting your proxy by telephone or via the Internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	“FOR” the election of each of the nominees for director;

•	“FOR” approval of the proposed amendment to the 2013 MicroVision, Inc. Incentive Plan;

•	“FOR” ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm;

•

“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as “say-on-pay”).

•	“FOR” approval of the underwritten offering of common stock and warrants to purchase common stock that we completed on March 18, 2014.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May my broker vote for me?

A:	Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 3, but not on any of the other proposals.

Q:	What are abstentions and broker non-votes?

A:	An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the Internet by following these procedures. To revoke your proxy:

•	Vote again by telephone or Internet;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to MicroVision’s Secretary at the Company’s offices in Redmond, Washington; or

•	Attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in a brokerage account or by another nominee, the Notice of Internet Availability of Proxy Materials is being forwarded to you. Follow the instructions on the Notice of Internet Availability of Proxy Materials in order to vote your shares by proxy or in person. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is one-third of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors?

A:	The seven nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q:	What vote is required to approve the proposed amendment to the 2013 MicroVision, Inc. Incentive Plan (Proposal 2)?

A:	The affirmative vote of a majority of the votes properly cast on the proposal at the 2014 Annual Meeting is required to approve the amendment to the 2013 MicroVision, Inc. Incentive Plan. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm (Proposal 3)?

A:	The affirmative vote of a majority of the votes properly cast on the proposal at the 2014 Annual Meeting is required to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

Q:	What vote is required to approve the vote on the compensation of the Company’s named executive officers (Proposal 4)?

A:	Because Proposal 4 is an advisory vote, there is technically no minimum vote requirement for that Proposal. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

Q:	What vote is required to approve the offering of common stock and warrants to purchase common stock that we completed on March 18, 2014 (Proposal 5)?

A:	The affirmative vote of a majority of the votes properly cast on the proposal at the 2014 Annual Meeting is required to approve the underwritten offering of common stock and warrants, provided that the number of votes cast in favor of the proposal must exceed the number of votes cast against the proposal by at least the number of shares of common stock issued pursuant to the underwritten offering, including shares issued on exercise of the warrants since we completed the offering, as of the record date. Abstentions and broker non-votes will have no effect on the outcome of Proposal 5.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	Who pays the costs of soliciting these proxies?

A:	The Company will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees, and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of MicroVision common stock, please call us at (425) 882-6629 or send an e-mail to ir@microvision.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal One—Election Of Directors

The Board oversees the Company’s business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives, and the Company’s principal advisers by reading the reports and other materials that the Company sends them regularly and by participating in Board and committee meetings. The Company’s directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve. Until any vacancy is filled, the Board will consist of the members who are elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If any nominee is unable to stand for election, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board may recommend. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for election.

Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

THE BOARD RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

We seek individuals to serve as directors with established strong professional reputations, sophistication and experience in strategic planning, leadership, business management, innovation and in substantive areas that affect our business such as: technology development; sourcing, manufacturing and operations; financing; finance and accounting; business operations; government contracts; intellectual property strategy and licensing; legal and regulatory; and sales and marketing. We believe that each of our current directors possesses the professional and personal qualifications necessary for board service and have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Set forth below are the name, position held and age of each of the nominees for director of the Company. The principal occupation and recent employment history of each nominee is described below, and the number of shares of common stock beneficially owned by each nominee as of April 9, 2014 is set forth on page 24.

Name	Age	Position
Richard A. Cowell (2) (3)*	66	Director
Slade Gorton (1) (3)*	86	Director
Jeanette Horan (1)*	58	Director
Perry Mulligan (2) (3)*	56	Director
Alexander Tokman	52	Director, President and Chief Executive Officer
Brian Turner (1) (2)*	54	Chairman of the Board and Lead Independent Director
Thomas M. Walker	49	Director

*	Independent Director
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee

Alexander Tokman has served as President, Chief Executive Officer and a director of MicroVision since January 2006. Mr. Tokman served as MicroVision’s President and Chief Operating Officer from July 2005 to January 2006. Mr. Tokman, a former GE executive, joined MicroVision after a 10-year tenure at GE Healthcare, a subsidiary of General Electric, where he led several global businesses, most recently as General Manager of its Global Molecular Imaging and Radiopharmacy multi-technology business unit from 2003 to 2005. Prior to that, between 1995 and 2003, Mr. Tokman served in various cross-functional and cross-business leadership roles at GE where he led the definition and commercialization of several medical modalities product segments including PET/CT, which added over $500 million of revenue growth to the company within the first three years of its commercial introduction. Mr. Tokman is a certified Six Sigma and Design for Six Sigma (DFSS) Black Belt and Master Black Belt and as one of GE’s Six Sigma pioneers, he drove the quality culture change across GE Healthcare in the late 1990s. From November 1989 to March 1995 Mr. Tokman served as new technologies programs lead and a head of I&RD office at Tracor Applied Sciences a subsidiary of then Tracor, Inc. Mr. Tokman has both an M.S. and B.S. in Electrical Engineering from the University of Massachusetts, Dartmouth. As President and Chief Executive Officer of the Company, Mr. Tokman has a deep understanding of the Company and broad executive experience.

Colonel Richard A. Cowell, USA, (Ret.) has served as a director of the Company since August 1996. Colonel Cowell is a retired Principal at Booz Allen Hamilton, Inc. (“BAH”) where he was involved in advanced concepts development and technology transition, joint and service experimentation, and the interoperability and integration of command and control systems for Department of Defense and other agencies. Prior to joining BAH in March of 1996, Colonel Cowell served in the United States Army for 25 years. Immediately prior to his retirement from the Army, Colonel Cowell served as Director of the Louisiana Maneuvers Task Force reporting directly to the Chief of Staff, Army. Colonel Cowell has authored a number of articles relating to the potential future capabilities of various services and agencies. Colonel Cowell is a former Director of Immunocellular Therapeutics Ltd. Colonel Cowell’s senior position at BAH with involvement in advanced concepts development and technology transition, leadership in the Army and prior history as a director of the Company have given him extensive experience and expertise in government contracts, financial matters and the Company’s business and technology evolvement.

Slade Gorton has served as a director of the Company since September 2003. Mr. Gorton was formerly Of Counsel at the law firm of K&L Gates, LLP. Prior to joining the firm, he represented Washington State in the United States Senate for 18 years. Mr. Gorton began his political career in 1958 as a Washington State Representative and went on to serve as State House Majority Leader. Mr. Gorton served as Attorney General of Washington from 1969-1981, and during that time, he argued 14 cases before the United States Supreme Court. After leaving the Senate, Mr. Gorton served as a Commissioner on the National Commission on Terrorist Attacks Upon the United States (“9-11 Commission”); as a member of the National War Powers Commission and is Co-Chairman of the National Transportation Policy Project. Mr. Gorton also served in the U.S. Army, U.S. Air Force, and the U.S. Air Force Reserves. Mr. Gorton is a former Director of Clearwire, Inc. From his positions as an attorney, in business and government, and prior history as a director of the Company, Mr. Gorton brings expertise in legal matters, corporate governance, general leadership and the Company’s business and technology evolvement.

Jeanette Horan has served as a director of the Company since June 2006. Ms. Horan is currently Chief Information Officer for IBM, a position she has held since May 2011. Prior to her current position, she was Vice President, Enterprise Business Transformation, where she led IBM’s transformation to a globally integrated enterprise. Prior to that, she was Vice President, Business Process and Architecture Integration from July 2006 to April 2007 where she led IBM’s internal business process transformation and information technology portfolio. Ms. Horan was Vice President, Information Management from January 2004 to July 2006 and Vice President Strategy, IBM Software Group from January 2003 to January 2004, where she was responsible for strategic alliances with key platform partners and led strategic and operational planning processes. From May 1998 to December 2002, Ms. Horan was also Vice President, Development for the Lotus brand and led worldwide product management, development and technical support. Ms. Horan has substantial breadth and depth of technology leadership experience and a demonstrated ability to translate novel technologies into products spanning various markets and segments.

Perry Mulligan has served as a director of the Company since January 2010. Mr. Mulligan has over 30 years of experience in operations and supply chain management. Since July 2013 Mr. Mulligan serves as the Senior Vice President of Operations for Emulex Corporation where he oversees Emulex operations, including IT, facilities, supplier management, test engineering and logistics. Mr. Mulligan served as Senior Vice President, Operations for QLogic from October 2007 to June 2013, where he was responsible for all aspects of the manufacturing and delivery of products to the customer in addition to overall supply chain design and manufacturing strategy. Prior to QLogic, Mr. Mulligan was at Solectron from May 2004 to September 2007, where he held the position of Senior Vice President Supply Chain Management and Chief Procurement Officer and was responsible for establishing the overall materials and supply chain strategy. Mr. Mulligan brings extensive experience and knowledge in developing and setting up worldwide manufacturing and sourcing operations and overall supply chain strategy.

Brian Turner has served as a director of the Company since July 2006 and currently serves as Chairman of the Board and Lead Independent Director. Mr. Turner was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009. Prior to Coinstar, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of Real Networks, Inc., a digital media and technology company. Prior to Real Networks, from 1999 to 2001, Mr. Turner was employed by BSquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP where he held several positions including Director, Corporate Finance. Mr. Turner is lead director at Symmetra Mutual Fund. Mr. Turner brings financing expertise and knowledge of operational finance and accounting to the Board.

Thomas M. Walker has served as a director of the Company since November 2013. Mr. Walker served as Executive Vice President from December 2012 through November 2013. Mr. Walker served as Vice President, General Counsel and Secretary of the Company from May 2002 to December 2012. Prior to joining MicroVision, Mr. Walker served as Senior Vice President, General Counsel and Secretary of Advanced Radio Telecom Corp., a publicly held telecommunications company where he managed domestic and international legal affairs from April 1996 to April 2002. Prior to that, Mr. Walker advised publicly and privately held businesses while practicing in the Los Angeles offices of the law firms of Pillsbury Winthrop and Buchalter, Nemer Fields and Younger. Mr. Walker holds a B.A. from Claremont McKenna College and a J.D. from the University of Oregon. Mr. Walker has an in depth knowledge of the Company’s business from his time spent as an executive of the Company and also brings an understanding of corporate governance and relevant legal topics to the Board.

Board Meetings and Committees

Our Board of Directors met 13 times during 2013. All directors attended at least 75% of the meetings of the Board and meetings of the Board committees on which they served. The Board also approved certain actions by unanimous written consent. We have adopted a policy that each of our directors be requested to attend our Annual Meeting each year. All directors attended our Annual Meeting in 2013.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner, or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence set forth in the NASDAQ listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with us. As a result of its annual review, the Board has determined that all of the directors, with the exception of Mr. Tokman and

Mr. Walker, are independent (the “Independent Directors”). The Independent Directors are identified by an asterisk in the table above.

The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is our employee or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors, except for Mr. Walker, were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination as to each Independent Director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission (the “SEC”) providing that to qualify as “independent” for purposes of membership on that Committee, members of audit committees may not accept, directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning.

Board Expertise and Diversity

The Nominating Committee seeks to have a Board that represents diversity as to experience, gender, race and ethnicity, but does not have a formal policy with respect to diversity. We seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Board Leadership Structure

Our Board annually elects a Chairman of the Board. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Mr. Turner currently serves as Chairman and Lead Independent Director. In this role, among other duties, Mr. Turner meets with our Chief Executive Officer and with senior officers as necessary, schedules and presides at meetings of the Board, including meetings of the Independent Directors, serves as a liaison between the Board and our management, approves meeting schedules and agendas, and undertakes other responsibilities designated by the Board. The Board believes that the separate roles of Mr. Tokman as Chief Executive Officer and Mr. Turner as Chairman and Lead Independent Director currently well serve the interests of us and our shareholders. Mr. Tokman can devote his attention to leading the Company and focus on our business strategy. Mr. Turner provides an appropriate level of independence in the Company’s leadership through his review and approval of meeting agendas and his leadership of the Board.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors has adopted a written charter for each of these Committees. The full text of each charter is available on our website located at www.microvision.com.

The Audit Committee

The Board has an Audit Committee which assists the Board by monitoring and overseeing: (1) our accounting and financial reporting processes and the audits of our financial statements, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements, and (4) the performance of our internal finance and accounting personnel and our independent auditors. The Audit Committee conducts discussions related to our earnings announcements and periodic filings, as well as numerous other informal meetings and communications among the Chair, various Audit Committee members, the independent auditors and/or members of our management. Messrs. Cowell, Mulligan and Turner currently serve on the Audit Committee, with Mr. Cowell serving as Chairman. The Audit Committee met 5 times during 2013.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees our internal financial controls and financial disclosure procedures.

The “audit committee financial experts” designated by the Board are Col. Richard A. Cowell (Ret.) and Brian Turner, each an independent director. Col. Cowell holds a degree in accounting and has served for ten years as Chair of our Audit Committee. During his twenty-five years of service in the United States Army, Col. Cowell oversaw and actively supervised various complex governmental projects that involved government accounting with a breadth and level of complexity comparable to accounting issues raised by our financial statements, including issues relating to estimates, accruals, and reserves. Since retiring from the Army, Col. Cowell served as a Principal at Booz Allen Hamilton, Inc., where he provided consulting services relating to significant government projects and grants which involve significant and complex accounting issues. Mr. Turner has eight years experience as a chief financial officer of three public companies and has thirteen years of experience in various roles at PricewaterhouseCoopers LLP, including Director, Corporate Finance. Mr. Turner has been actively involved in and has supervised the preparation of financial statements that present a breadth and complexity of issues comparable to accounting issues raised by our financial statements.

The Compensation Committee

The Compensation Committee makes decisions on behalf of, and recommendations to, the Board regarding salaries, incentives and other forms of compensation for directors, officers, and other key employees, and administers policies relating to compensation and benefits. The Compensation Committee also serves as the Plan Administrator for our stock option plans pursuant to authority delegated by the Board. Messrs. Gorton and Turner and Ms. Horan currently serve as members of the Compensation Committee, with Mr. Turner serving as chairman. The Compensation Committee met 5 times during 2013.

The Nominating Committee

The Nominating Committee counsels the Board of Directors with respect to Board and Committee structure and membership. In fulfilling its duties, the Nominating Committee, among other things, will:

•	establish criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

•	identify, review, and recommend director candidates for the Board;

•	recommend directors for election at the annual meeting of shareholders and to fill new or vacant positions;

•	establish policies with respect to the process by which our shareholders may recommend candidates to the Nominating Committee for consideration for nomination as a director;

•	assess and monitor, with Board involvement, the performance of the Board; and

•	recommend directors for membership on Board Committees.

Messrs. Cowell, Gorton and Mulligan currently serve as members of the Nominating Committee, with Mr. Mulligan serving as Chairman. The Nominating Committee met once during 2013.

The Nominating Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date of the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating Committee care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of an nominating shareholder or participant in a nominating shareholder group);

•

A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the annual meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to the Company, under the independence requirements established by us, the SEC, and NASDAQ listing requirements, or, if the candidate is not independent with respect to the Company under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the Company in accordance with applicable laws, and our certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors and Officers Questionnaires.

In its assessment of each potential candidate, the Nominating Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating Committee determines are pertinent in light of the current needs of the Board. The Nominating Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating Committee considers, in addition to the requirements set out in the Nominating Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board of Directors regarding various topics related to the Company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers, and greater-than 10% shareholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements during 2013, except that one report on Form 4 covering two transactions was filed by Mr. Thomas M. Walker after the filing deadline.

Code of Ethics

We have adopted a code of ethics applicable to all of our executive officers, known as the Code of Ethics for MicroVision Executives. We have also adopted a code of conduct applicable to our directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for MicroVision Executives and the Code of Conduct are available on our website. In the event that we amend or waive any of the provisions of the Code of Ethics for MicroVision Executives we intend to disclose the same on our website at www.microvision.com.

Proposal Two—Amendment of the 2013 MicroVision, Inc. Incentive Plan

The Board of Directors has authorized an amendment to the 2013 MicroVision, Inc. Incentive Plan (as amended, the “Incentive Plan”), subject to shareholder approval. The amendment will increase the number of shares of common stock reserved for issuance upon exercise of options granted under the Incentive Plan by 1,200,000 to a total of 5,550,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING AMENDMENT OF THE 2013 MICROVISION, INC. INCENTIVE PLAN.

Summary of the Incentive Plan

The Incentive Plan amended, restated and renamed our 2006 Incentive Plan. The Incentive Plan was originally adopted by the Board in 2013 and approved by the shareholders in June of 2013. The Incentive Plan will terminate on the tenth anniversary of the date of approval by the shareholders, unless earlier terminated by the Board. If the proposed amendment to the Incentive Plan is approved, a maximum of 5,550,000 shares of common stock may be delivered in satisfaction of awards made under the Incentive Plan. The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights, or “SARs,” granted to any person in any calendar year will each be 250,000. The maximum benefit that will be paid to any person under other awards in any calendar year will be, to the extent paid in shares, 250,000 shares, and, to the extent paid in cash, $3,000,000. In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Incentive Plan and to preserve the value of awards.

Administration. The Board of Directors administers the Incentive Plan. The term “Administrator” is used in this proxy statement to refer to the person (the Board and its delegates) charged with administering the Incentive Plan. The Administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. Awards may be in the form of options, SARs, restricted or unrestricted stock, deferred stock, other stock-based awards, or cash awards, and any such award may be a performance-based award. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the Incentive Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the Incentive Plan are conclusive and bind all parties.

Eligibility. Participation is limited to employees, non-employee directors, as well as consultants and advisors who are selected by the Administrator to receive an award. The group of persons from which the Administrator will select participants consisted of approximately 75 individuals as of April 4, 2014.

Stock Options. The Administrator may, from time to time, award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of common stock of the Company within a specified period of time at a specified price. Two types of stock options may be granted under the Incentive Plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs.” Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

The exercise price of an ISO cannot be less than the fair market value of the common stock at the time of grant. In addition, the expiration date of an ISO cannot be more than ten years after the date of the original grant. In the case of NSOs, the exercise price and the expiration date are determined in the discretion of the Administrator. The Administrator also determines all other terms and conditions related to the exercise of an option, including the consideration to be paid, if any, for the grant of the option, the time at which options may be exercised and conditions related to the exercise of options.

Stock Appreciation Rights. The Administrator may grant SARs under the Incentive Plan. An SAR entitles the holder upon exercise to receive an amount in cash or common stock or a combination thereof (as determined by the Administrator) computed by reference to appreciation in the value of a share of common stock above a base amount which may not be less than fair market value on the date of grant.

Stock Awards; Deferred Stock. The Incentive Plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock. Awards of restricted stock and unrestricted stock may be made in exchange for past services or other lawful consideration. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to the Company unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends. Other awards under the Incentive Plan may also be settled with restricted stock. The Incentive Plan also provides for deferred grants (“deferred stock”) entitling the recipient to receive shares of common stock in the future on such conditions as the Administrator may specify. Any stock award or award of deferred stock resulting in a deferral of compensation subject to Section 409A of the Code will be construed to the maximum extent possible consistent with the requirements of Section 409A of the Code.

Performance Awards. The Administrator may also make awards subject to the satisfaction of specified performance criteria. Performance awards may consist of common stock or cash or a combination of the two. The performance criteria used in connection with a particular performance award will be determined by the Administrator. In the case of performance awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, the Administrator will use objectively determinable measures of performance in accordance with Section 162(m) that are based on any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuances of debt or equity) or refinancings. The Administrator will determine whether the performance targets or goals that have been chosen for a particular performance award have been met.

General Provisions Applicable to All Awards. Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime an ISO and, except as the Administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the Incentive Plan may consist of either authorized but unissued or treasury shares. The number of shares delivered upon exercise of a stock option is determined net of any shares transferred by the optionee to the Company (including through the holding back of shares that would otherwise have been deliverable upon exercise) in payment of the exercise price or tax withholding.

Mergers and Similar Transactions. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s stock by a person or entity or by a group of persons or entities acting together, or in the event of a sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company, the following rules will apply except as otherwise provided in an Award:

•

If the transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding awards or for the grant of new awards in substitution therefor by the acquiror or survivor.

•

If the transaction is one in which holders of common stock will receive a payment (whether cash, non-cash or a combination), the Administrator may provide for a “cash-out”, with respect to some or all awards, equal in the case of each affected award to the excess, if any, of (A) the fair market value of one share of common stock times the number of shares of common stock subject to the award, over (B) the aggregate exercise or purchase price, if any, under the award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms and other terms, and subject to such conditions, as the Administrator determines.

•

If there is no assumption or substitution of any award requiring exercise, each such outstanding award will become fully exercisable prior to the completion of the transaction on a basis that gives the holder of the award a reasonable opportunity to exercise the award and participate in the transaction as a stockholder.

•	Each award, other than outstanding shares of restricted stock, unless assumed will terminate upon consummation of the transaction.

•

Any share of common stock delivered pursuant to the “cash-out” or acceleration of an award, as described above, may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the award was subject. In the case of restricted stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock in connection with the transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Incentive Plan.

Amendment. The Administrator may at any time or times amend the Incentive Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Incentive Plan as to any future grants of awards. The Administrator may not, however, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award without the Participant’s consent, unless the Administrator expressly reserved the right to do so at the time of the Award.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the grant and exercise of stock options under the Incentive Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with stock options or federal tax consequences associated with other awards under the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, an optionee realizes no taxable income for regular income tax purposes upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise (a “disqualifying disposition”) produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. A corresponding deduction is available to the Company. Any additional gain recognized in the disqualifying disposition is treated as a capital gain for which the Company is not entitled to a deduction. In general, if the disqualifying disposition is an arm’s length sale at less than the fair market value of the shares at time of exercise, the optionee’s ordinary income, and the Company’s corresponding deduction, are limited to the excess, if any, of the amount realized on the sale over the amount paid by the optionee for the stock. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as a capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

The Administrator may award stock options that are exercisable for restricted stock. Under Section 83 of the Code, an optionee who exercises an NSO for restricted stock will generally have income only when the stock vests. The income will equal the fair market value of the stock at that time less the exercise price. However, the optionee may make a so-called “83(b) election” in connection with the exercise to recognize taxable income at that time. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the optionee. If an ISO is exercised for restricted stock, a timely 83(b) election will have the effect, in general, of fixing the amount taken into account for alternative minimum tax purposes at the excess of the fair market value of the shares at time of exercise over the exercise price. However, for regular income tax purposes the ordinary income and corresponding Company deduction associated with a disqualifying disposition of stock acquired upon exercise of an ISO, where the stock was restricted at time of exercise but vested prior to the disposition, would be determined by reference to the fair market value of the shares on the date of vesting whether or not the optionee made an 83(b) election.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether a participant has received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including the payment consisting of accelerated vesting of awards, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Under Section 162(m) of the Code, certain remuneration in excess of $1 million may be nondeductible if paid to any “covered employee” of a publicly held corporation (generally the corporation’s chief executive officer and its next three most highly compensated executive officers, excluding the chief financial officer, in the year that the compensation is paid). Stock options issued under the Incentive Plan are intended to qualify for exemption from the Section 162(m) deduction limit.

Stock options awarded under the Incentive Plan are intended to be exempt from the rules of Section 409A of the Code and guidance issued thereunder and will be administered accordingly. However, neither the Company nor the Administrator, nor any person affiliated with or acting on behalf of the Company or the Administrator, will be liable to any participant or to the estate or beneficiary of any participant by reason of any acceleration of income, or any additional tax or interest penalties, resulting from the failure of an award to satisfy the requirements of Section 409A of the Code.

Proposal Three—Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year, subject to ratification by the Company’s stockholders at the Annual Meeting. The Company has been advised by Moss Adams LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of Moss Adams LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Although stockholder ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm is not required, the Board is nevertheless submitting the selection of Moss Adams LLP to the stockholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Moss Adams LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014. Should the selection of Moss Adams LLP not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal Four—Advisory Vote on Executive Compensation

The Executive Compensation section beginning on page 19 of this proxy statement shows 2013 compensation information for our named executive officers.

The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the approval of the compensation paid to the Company’s named executive officers, as disclosed in the Executive Compensation section.

Our executive compensation program embodies a pay-for-performance philosophy that is intended to support MicroVision’s business strategy and align the interests of our executives with our shareholders.

For these reasons, the Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Proposal Five—Approval of Underwritten Offering of Shares and Warrants

On March 18, 2014, the Company completed an underwritten offering of (i) an aggregate of 7,160,000 shares of common stock, par value $0.001 per share, and (ii) warrants to purchase an aggregate of 2,148,000 shares of common stock. The shares of common stock and warrants were sold as units consisting of one share of common stock and one warrant to purchase 0.3 shares of common stock, at a public offering price of $1.94 per unit, less the underwriting discounts and commissions payable by the Company. Oppenheimer & Co. Inc., the underwriter for the offering, purchased the units at a discounted price of $1.8236 per unit.

Why We Are Seeking Your Approval

We will require additional capital to fund our operating plan. We plan to obtain additional cash through the issuance of equity or debt securities from one or more potential investment sources. We may be presented with a financing transaction that would be beneficial to us and our shareholders; however this future financing transaction may be combined by NASDAQ with the Offering for purposes of determining whether we would exceed share issuance limitations under NASDAQ Listing Rule 5635(d)(2). See below for more detailed information about this NASDAQ Rule. Most potential investors negotiate with a publicly traded company of our financial stature for an effective discount to the then trading price of an issuer’s securities. We believe your approval on this matter will give us greater flexibility to respond to financing opportunities such as these as they are presented to us. Having the ability to sell our securities in future transactions without being limited as a result of combination or “integration” with the Offering affords us greater flexibility in structuring future financings.

NASDAQ Listing Rule and the Potential Limitation if Integrated with the Offering

NASDAQ Listing Rule 5635(d)(2) requires, with limited exceptions, stockholder approval prior to the sale or issuance or potential issuance of shares equal to 20% or more of our common stock, or 20% or more of our voting power, outstanding before the issuance, if the effective sale price of our common stock is less than the greater of the book or market value of our common stock on the date of such issuance (a “below-market issuance”). Shares of our common stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such capital raising transactions are considered shares issued in the transaction in determining whether the 20% limit has been reached. NASDAQ may in certain circumstances “integrate” a later transaction with an earlier transaction for purposes of determining compliance with such listing rule, in which case the integrated transactions collectively must comply with the listing rule.

The Offering involved the issuance of 7,160,000 shares of common stock. Prior to the Offering, we had 35,800,933 shares outstanding. Because the Offering is considered a “below-market issuance” under Rule 5635(d)(2), in the event that NASDAQ were to “integrate” a future below-market issuance with the Offering, we would be limited in the amount of shares of common stock that could potentially be issued in that future offering to 186 shares, or the difference between 20% of our shares outstanding immediately before the Offering and the number of shares potentially issuable in the Offering.

We are seeking stockholder approval of the Offering so that the stockholder approval requirements of Rule 5635(d)(2) would not be triggered solely as a result of the integration by Nasdaq of a potential future issuance of shares with the Offering, as the need to obtain such stockholder approval could limit our ability to consummate certain potential issuances. If you vote for the proposal to approve the Offering, the shares issued in future transactions would not be integrated with the Offering for purposes of determining compliance with the 20% limit provided in Rule 5635(d)(2). Any potential future issuance that is considered a below-market issuance under Rule 5635(d)(2) would nonetheless be subject to the 20% limit provided in Rule 5635(d)(2), meaning we could not issue more than 20% of our shares outstanding immediately before such future offering of shares in a below market issuance without stockholder approval.

Vote Required

The proposal to approve the Offering requires approval by a majority of the votes cast at the meeting, provided that (i) the number of votes cast in favor of the proposal must exceed the number of votes cast against the proposal by at least 7,160,000 shares, which is the number of shares of common stock issued pursuant to the Offering, including shares issued on exercise of the warrants since we completed the offering, as of the record date and (ii) we will not treat the proposal to approve the Offering as approved unless the number of shares present at the meeting in person or by proxy is at least 19,097,027, which is equal to the sum of (i) one third (1/3) of the total number of shares of common stock outstanding as of the record date including shares issued on exercise of the warrants since we completed the Offering, minus the number of shares issued in the Offering as of the record date, plus (ii) the number of shares issued in the Offering as of the record date including shares issued on exercise of the warrants since we completed the Offering. We are requiring more than a simple majority of votes cast at the meeting and more than a simple quorum because NASDAQ IM-5635-2 indicates that shares issuable in the first part of a private placement transaction (in this case, the Offering), must not be entitled to vote to approve the remainder of the transaction. Although we believe that this NASDAQ guidance is not directly applicable, we understand that NASDAQ will require us to demonstrate nevertheless that this proposal would have been approved whether or not we give effect to the votes cast on the shares issued in the Offering and whether or not we would have obtained a quorum whether or not shares were issued in the Offering and are represented at the Annual Meeting.

Dissenters’ Rights

Under Delaware law, you are not entitled to dissenters’ or appraisal rights in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE UNDERWRITTEN OFFERING OF SHARES AND WARRANTS

OTHER BUSINESS

The Company knows of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2013

This table shows certain information about the compensation we paid our Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2013, and one other individual who would have been among the two other most highly compensated executive officers but for the fact that he was not serving as an executive officer as of December 31, 2013. These officers are referred to as named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Alexander Y. Tokman	2013	359,443	—	138,501	348,112	—	846,056
President and Chief Executive Officer and Director	2012	359,443	—	—	104,888	2,247	466,578

Michael J. Franzi(1)	2013	205,000	—	—	58,790	117,810	381,600
Vice President, Marketing and Business Development	2012	10,252	—	—	—	—	10,252

Thomas M. Walker(2)	2013	278,143	—	56,029	158,026	—	492,197
Former Executive Vice President, General Counsel and Secretary	2012	177,877	—	—	52,444	—	230,321

Dale E. Zimmerman	2013	203,000	300	47,424	99,327	—	350,051
Vice President, Research and Development	2012	189,167	28,988	—	52,444	—	270,599

(1)	Mr. Franzi was appointed Vice President, Marketing and Business Development effective December 13, 2012.

(2)	On November 12, 2013, Mr. Walker was elected a Director and his employment as Executive Vice President, Corporate and Secretary of the Company ceased effective November 19, 2013. Amounts for Mr. Walker include $24,000 for salary and $28,137 for option awards earned as a director.

(3)	Bonus amounts exclude $85,000 and $31,000 for Mr. Tokman and Mr. Zimmerman, respectively, for 2013 performance bonuses approved but not yet paid.

(4)	Reflects the fair value of stock and option awards on the grant date in accordance with FASB ASC Topic 718.

(5)	Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below in footnote 6 represent the direct dollar cost incurred in providing these perquisites and other personal benefits to the named executive officers.

(6)	The table below shows all other amounts under All Other Compensation for fiscal 2012 and 2013:

Name and Principal Position	Fiscal Year	Perquisites and Personal Benefits (7)	Employer contribution to 401(k) account (8)
Alexander Y. Tokman	2013	—	—
	2012	—	2,247

Michael J. Franzi	2013	117,810	—
	2012	—	—

Thomas M. Walker	2013	—	—
	2012	—	1,477

Dale E. Zimmerman	2013	—	—
	2012	—	—

(7)	The amount for Mr. Franzi represents $86,127 and $31,683 in actual amounts reimbursed for relocation expenses and gross-up for payment of taxes, respectively.

(8)	This column represents the amount of matching contributions made to our qualified 401(k) retirement plan for each of our named executive officers.

Outstanding Equity Awards at Year-End 2013

The following table shows outstanding equity awards for our named executive officers as of December 31, 2013:

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Alexander Y. Tokman	1	37,500	—	22.16	7/7/2015
	2	47,500	—	27.44	4/13/2016
	2	37,500	—	35.68	4/13/2016
	2	26,969	—	35.12	4/19/2017
	2	18,509	—	17.84	3/25/2018
	4	8,594	—	17.84	3/25/2018
	2	16,714	—	14.88	4/23/2019
	4	8,750	—	14.88	4/23/2019
	2	10,446	3,482	27.28	4/26/2020
	4	5,878	—	27.28	4/26/2020
	6	53,334	26,666	1.80	8/3/2022
	3	—	2,807	2.28	8/8/2023
	3	—	225,000	2.28	8/8/2023	5	43,750	10.40
Michael J. Franzi	2	—	35,000	1.85	1/30/2023
	3	—	10,000	2.28	8/8/2023
Thomas M. Walker	2	5,000	—	27.44	4/5/2016
	2	12,500	—	35.12	4/19/2017
	2	1,001	—	35.12	4/19/2017
	2	5,057	—	17.84	3/25/2018
	4	3,532	—	17.84	3/25/2018
	2	4,515	—	14.88	4/23/2019
	4	3,557	—	14.88	4/23/2019
	4	2,388	—	27.28	4/26/2020
	2	2,821	941	27.28	4/26/2020
	6	26,667	13,333	1.80	8/3/2022
	3	—	85,000	2.28	8/8/2023
	7	—	30,000	1.27	11/20/2023	5	13,750	10.40
Dale E. Zimmerman	2	1,874	1,876	7.62	8/04/2021
	6	26,667	13,333	1.80	8/03/2022
	3	—	65,000	2.28	8/08/2023

(1)	The indicated option vested 20% on the grant date and 20% on each subsequent annual anniversary of the grant date.
(2)	The indicated option vests 25% on each anniversary of the grant date.
(3)	The indicated option vests 33% on each anniversary of the grant date.
(4)	The indicated options vested 100% on the date of grant.
(5)	The indicated stock award vests based on satisfying both a service condition and a milestone achievement related to the sales of direct green laser PicoP display engine technology.
(6)	The indicated options vested 34% on 8/15/2012, 33% on 8/15/2013 and 33% on 8/15/2014.
(7)	The indicated options were granted upon Mr. Walker’s election to the Board of Directors and vest on the earlier of one year from the grant date or the day prior to the next regularly scheduled annual meeting of shareholders.

Potential Payments upon Termination or Change in Control

All of our named executive officers, except for Alexander Tokman, are employed at will and do not have employment agreements. Mr. Tokman’s employment agreement is summarized below. Under the 2013 Incentive Plan, 100% of each of the named executive officers’ options which have not been exercised will become fully vested and immediately exercisable upon a change of control of the Company that does not result in an assumption, substitution or pay off of such award by the acquiring company. In addition, 100% of each named executive officers restricted stock units will become fully vested upon a change of control at the Company.

Severance and Employment Agreements

Mr. Tokman’s Employment Agreement

Payment upon Termination. Under Mr. Tokman’s employment agreement with the Company dated April 7, 2009, as amended, if he dies, becomes disabled, retires, terminates his employment other than for “good reason” or is terminated by us for “cause,” he will be provided his earned but unpaid base salary, earned but unused vacation time, any bonus compensation for the prior year which is unpaid on the date of termination to the extent bonuses are paid to other officers, 18 months of certain group and medical benefits for Mr. Tokman’s family and any business expenses which have not yet been reimbursed by us. If we terminate him “other than for cause,” or if he terminates his employment for “good reason,” he will receive, in addition to the amounts listed in the foregoing sentence, his base salary for 18 months following the date of his termination, plus an amount equal to his target bonus for the year prior to the termination, and we will continue to pay certain group medical and dental expenses in that 18-month period. We do not accelerate the vesting of equity incentives for our executive officers in the event of a termination of employment. In the event of a change in control of the Company, all unvested stock options vest upon the change in control if the change in control does not result in an assumption, substitution or pay off of such award by the acquiring company, and the Compensation Committee has the discretion to remove the vesting restrictions on all unvested restricted shares.

In determining whether a termination occurred with or without “cause,” “cause” is deemed to exist under Mr. Tokman’s employment agreement when there is a repeated willful failure to perform or gross negligence in the performance of his duties; fraud, embezzlement or other dishonesty with respect to us; a material breach of his obligations of confidentiality, non-competition, or non-solicitation against us; or commission of a felony or other crime involving moral turpitude.

In determining whether Mr. Tokman has “good reason” to terminate his employment, “good reason” is deemed to exist when: we have failed to continue him in a certain position; there is a substantial diminution in the nature and scope of his responsibilities; there is a material failure of us to provide him with base salary and benefits, excluding an inadvertent failure which is cured within a certain time period; or his office is relocated more than thirty-five miles from the then-current location of our principal offices without his consent. Mr. Tokman may only terminate his employment for good reason if he (a) gives notice to us within ninety (90) days of the initial occurrence of the event or condition constituting good reason, setting forth in reasonable detail the nature of such good reason; (b) we fail to cure within thirty (30) days following such notice; and (c) Mr. Tokman terminates his employment within thirty (30) days following the end of the thirty (30)-day cure period (if we fail to cure).

Payment upon a Change in Control. In the event of a change of control and the termination of Mr. Tokman’s employment “other than for cause” by us within two years following a change of control or if Mr. Tokman terminates his employment for “good reason” within six months following a change of control, we must pay Mr. Tokman an amount equal to two times the sum of one year of base salary plus a payment equal to his target bonus. The foregoing amount will be paid in a single lump sum. We must also pay the full cost of Mr. Tokman’s continued participation in our group health and dental plans for two years or, if less, for so long as he remains entitled to continue such participation under applicable law. In addition, 100% of his options, restricted stock or other equity awards which have not been exercised and have not expired or been surrendered or cancelled, will become exercisable in accordance with the applicable award agreement.

Our obligation to pay the severance amounts mentioned in this “Payments upon a Termination or Change in Control” section is subject to Mr. Tokman signing an employee release. Also, Mr. Tokman must comply with certain confidential information and assignment of intellectual property obligations. Further, Mr. Tokman is subject to a non-compete and non-solicit obligation for 12 months following his termination.

Change of Control Severance Plan

In November 2011, the Company adopted a Change of Control Severance Plan (the “Severance Plan”). Under the Severance Plan, a “change of control” is defined as the occurrence of any of the following events: (i) the acquisition by any person or group of more than 50% of the then outstanding securities of the Company entitled to vote generally in the election of directors; (ii) individuals who constitute the board of directors cease for any reason to constitute at least a majority of the board, provided, however, that any individual becoming a director whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the incumbent directors are considered as though such individual were a member of the incumbent board; (iii) certain reorganizations, recapitalizations, mergers or consolidations; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In the event that a “designated participant,” including Stephen Holt, David J. Westgor and Dale Zimmerman is terminated on, or during the two-year period following, a change of control, for any reason other than by the Company for cause (or, in the case of a participant other than a designated participant, any termination of the participant’s employment, on or during the eighteen-month period following a change of control, by the Company other than for cause or by the participant for good reason), the Company will pay the participant an amount equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control, plus a payment equal to the target bonus for which the participant is eligible, which amount shall be payable within ten business days following the later of the effective date of the release of claims described below or the date it is received by the Company. If, however, the timing associated with the execution, revocation and effectiveness of the release of claims would otherwise allow the payment described above to be made in either of two taxable years, such payment will not be made prior to the first day of the second taxable year. The Company will also pay the full cost of the participant’s continued participation in the Company’s group health and dental plans for one year or, if less, for so long as the participant remains entitled to continue such participation under applicable law. In addition, all options held by the participant which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, will become initially exercisable upon termination and will otherwise be and remain exercisable in accordance with their terms, and all other equity-based compensation awards granted to the participant, including, restricted stock and restricted stock units, will become vested and become free of restrictions.

Payment under the Plan is contingent upon the participant executing and delivering to the Company a release from all claims in any way resulting from, arising out of or connected with such participant’s employment with the Company.

Director Compensation for 2013

The following table provides information concerning our non-employee directors during 2013. Mr. Tokman was not paid additional compensation for his service as director and his compensation is fully reflected in the other tables contained in this report. Mr. Walker’s compensation for his services as an executive and as a director is fully reflected in the other tables contained in this report.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Richard A. Cowell	58,000	31,200	89,200
Slade Gorton	44,000	31,200	75,200
Jeanette Horan	44,000	31,200	75,200
Perry Mulligan	52,000	31,200	83,200
Brian Turner	68,000	31,200	99,200

(1)	Reflects the fair value of option awards on the grant date in accordance with FASB ASC Topic 718.

(2)	The following table shows the number of outstanding shares underlying option and stock awards for each of our non-employee directors as of December 31, 2013:

Name	Option Awards (#)	Stock Awards (#)(3)
Richard A. Cowell	30,000	11,974
Slade Gorton	30,000	11,974
Jeanette Horan	30,000	11,974
Perry Mulligan	20,625	11,087
Brian Turner	30,000	11,974

(3)	10,000 shares vest the earlier of one year from the June 6, 2013 grant date, or the day before the next scheduled annual meeting of shareholders.

Each non-employee director is granted a non-statutory option to purchase 15,000 shares of common stock on the date on which he or she is first elected or appointed to the Board of Directors. These options are fully vested and immediately exercisable upon the date of grant. Each of our non-employee director also receives, upon his or her initial appointment or election and upon each subsequent reelection to the Board of Directors, an option to purchase 15,000 shares that vests in full on the earlier of (i) the day prior to the date of our annual meeting of shareholders next following the date of grant, or (ii) one year from the date of grant, provided the non-employee director continues to serve as a director on the vesting date. If a non-employee director ceases to be a director for any reason other than death or disability before his or her term expires, then any outstanding unvested options issued to such Independent Director will be forfeited. Options vested as of the date of termination for any reason other than death or disability are exercisable through the date of expiration. The exercise price for each option is equal to the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant. The options generally expire on the tenth anniversary of the date of grant.

In addition, each non-employee director generally receives the following cash compensation for his or her service as a director:

•	A fee of $20,000 that accrues as of the date of appointment or election to the Board of Directors, and as of the date of each subsequent reelection;

•	A fee of $3,000 for the Board chair or $2,000 per director for each Board meeting attended by the director; and

•	A fee of $3,000 for the committee chair or $2,000 per committee member for each committee meeting attended by the director that is held on a day other than a day on which a Board meeting is held.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

INFORMATION ABOUT MICROVISION COMMON STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of April 9, 2014, the number of shares of our common stock beneficially owned by our directors and nominees, the named executive officers, and all directors and executive officers as a group and each person known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares (1)	Percent of Common Stock (2)
Alexander Y. Tokman (3)	390,460	*
Michael J. Franzi (4)	8,750	*
Dale E. Zimmerman (5)	43,839	*
Richard A. Cowell (6)	44,436	*
Slade Gorton (7)	45,349	*
Jeanette Horan (8)	42,411	*
Perry Mulligan (9)	32,962	*
Brian Turner (10)	43,224	*
Thomas M. Walker (11)	105,818	*
Ben Lawrence Farhi (12)	2,711,443	6.3%
Capital Ventures International (13)	3,580,000	8.3%
Crede CG III, Ltd. (14)	3,713,309	8.6%
All executive officers and directors as a group (11 persons) (15)	803,765	1.8%

*	Less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.
(2)	Percentage of common stock is based on 42,971,079 shares of common stock outstanding as of April 9, 2014.
(3)	Includes 275,176 shares issuable upon exercise of options.
(4)	Includes 8,750 shares issuable upon exercise of options.
(5)	Includes 28,541 shares issuable upon exercise of options.
(6)	Includes 30,000 shares issuable upon exercise of options.
(7)	Includes 30,000 shares issuable upon exercise of options.
(8)	Includes 30,000 shares issuable upon exercise of options.
(9)	Includes 20,625 shares issuable upon exercise of options.
(10)	Includes 30,000 shares issuable upon exercise of options.
(11)	Includes 82,979 shares issuable upon exercise of options.
(12)	Based on information set forth in a Form SC 13G/A filed with the SEC on February 27, 2014.
(13)	Based on information set forth in a Form SC 13G/A filed with the SEC on March 21, 2014.
(14)	Based on information set forth in a Form SC 13G/A filed with the SEC on February 14, 2014 and the subsequent issuance by the Company of shares of common stock on the exchange of warrants held by such person.
(15)	Includes 570,272 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Under the Code of Conduct adopted by us, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for MicroVision Executives we have adopted, all of our executive officers must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. We also review questionnaires completed by all directors and executive officers for potential “related-person transactions” between us and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board for general oversight of Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Company’s financial statements, as well as for Company’s financial reporting process. Moss Adams LLP, acting as an independent registered public accounting firm, is responsible for expressing an opinion on the conformity of Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2013 with the Company’s management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent auditors for the fiscal year ended December 31, 2013, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee received from Moss Adams LLP the written disclosures required by Rule 3526 of the PCAOB (Communication with Audit Committee Concerning Independence) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

Audit Committee

Richard A. Cowell, Chairman

Perry M. Mulligan

Brian Turner

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Accountant Fees and Services

Our independent auditors, Moss Adams LLP, billed the following fees to us for audit and other services for the fiscal year 2013:

Audit Fees

The aggregate fees billed for professional services rendered by Moss Adams LLP for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q were $184,980.

Audit Related Fees

Audit related fees include the aggregate fees billed for professional services rendered by Moss Adams LLP in connection with the audit of the Company’s 401(k) plan. Fees for audit related services totaled $13,230 in 2013.

Tax Fees

Tax fees include the aggregate fees billed for professional services rendered by Moss Adams LLP in connection with federal, state and foreign tax compliance and tax advice. Fees for tax services totaled $31,630 in 2013.

All Other Fees

Fees for all other services not described above include fees for subscriptions to online accounting research tools. Fees for these services totaled $3,516 billed by Moss Adams LLP for 2013.

The Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and has determined that it is consistent with such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent auditors. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

The Audit Committee evaluates whether our use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policies prohibit us from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit us from engaging the independent auditors to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2014 Annual Meeting, the written proposal must be received by the Company no later than the 120th calendar day before the anniversary of the date of the prior year’s annual meeting proxy statement was released to shareholders. Shareholder proposals must comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials and must contain the information required in the Company’s bylaws for shareholder proposals. If you wish to obtain a free copy of the Company’s bylaws, please contact Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052.

If a shareholder proposal is not included in the Company’s proxy statement for the 2014 Annual Meeting, it may be raised from the floor during the meeting if written notice of the proposal is received by the Company not less than 60 nor more than 90 days prior to the meeting or, if less than 60 days’ notice of the date of the meeting is given, by the close of business on the 10th business day following the first public announcement of the meeting.

You also may propose candidates for consideration by the Nominating Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the Director recommendation procedures described on pages 9 and 10.

ADDITIONAL INFORMATION

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2013, was first made available to the shareholders of the Company with this Proxy Statement on or about April 21, 2014. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC may be obtained by shareholders without charge by written or oral request to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, telephone (425) 882-6629, or may be accessed on the Internet at www.sec.gov.

Householding

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request that only a single copy of the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact Investor Relations by phone at (425) 882-6629, by fax at (425) 936-4403, by mail to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 5:00 p.m., Seattle, Washington time, on June 2, 2014. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

MICROVISION, INC 6244 185TH AVE NE SUITE 100 REDMOND, WA 98052

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
01	Richard A. Cowell	02 Slade Gorton 03 Jeanette Horan 04 Perry Mulligan 05 Alexander Tokman
06	Brian Turner 07 Thomas M. Walker
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	To approve the proposed amendment to the 2013 MicroVision, Inc. Incentive Plan.
3.	To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year.
4.

To approve, on an advisory basis, the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as “say-on-pay”).

5.	To approve the underwritten offering of common stock and warrants to purchase common stock that the Company completed on March 18, 2014.

NOTE: The Board of Directors recommends a vote FOR the election of seven nominees for director, a vote FOR the amendment to the 2013 MicroVision, Inc. Incentive Plan, a vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm, a vote FOR the compensation of the Company’s named executive officers and a vote FOR approval of the underwritten offering of common stock and warrants to purchase common stock that the Company completed on March 18, 2014.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners)	Date

0000207593_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Notice and Proxy Statement and Annual Report is/are available at www.proxyvote.com.

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MICROVISION, INC.

ANNUAL MEETING JUNE 3, 2014

PROXY SOLICITED BY BOARD OF DIRECTORS

The 2014 Annual Meeting of Shareholders of MicroVision, Inc. will be held on June 3, 2014 at 9:00 a.m., Pacific Time, at the Courtyard Marriott Bellevue/Redmond, 14615 NE 29th Place, Bellevue, WA 98007

The undersigned hereby appoints Alexander Tokman, Stephen P. Holt, and David J. Westgor, and each of them, each with power to appoint his substitute, as proxies to vote and act at the 2014 Annual Meeting of Shareholders of MicroVision, Inc. (the “Company”) to be held on June 3, 2014, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the reverse side on the matters on the reverse side, as described in the accompanying notice of the 2014 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2014 Annual Meeting are hereby revoked.

The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR all proposals. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side

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